Exhibit 15.1

The Board of Directors

Arrow Financial Corporation:

Re: Registration Statement on Form S-3 related to the registration of shares for the Arrow Financial Corporation 2000 Employee Stock Purchase Plan

With respect to the subject Registration Statement on Form S-3 filed by Arrow Financial Corporation under the Securities Act of 1933 (the "Act"), we acknowledge our awareness of the use therein of our reports dated April 12, 2000 and July 14, 2000, related to our reviews of consolidated interim financial statements.

Pursuant to Rule 436(c) under the Act, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP

Albany, New York

October 6, 2000